UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  November 3, 2006

PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	20-4831825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Shoreline Drive, Suite 610
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e). On November 3, 2006, the Company entered into an Executive Employment Agreement (the “Agreement”) with Robert O’Callahan, its Chief Financial Officer, setting forth the terms of his employment. Mr. O’Callahan joined the Company as its Chief Financial Officer on June 30, 2006. Pursuant to the terms of the Agreement, Mr. O’Callahan is entitled to receive an annual salary of $150,000, is eligible to participate in the Company’s senior management bonus program, and will receive four months base salary as severance in the event he is terminated without cause (as defined in the Agreement). Under the bonus plan, Mr. O’Callahan is eligible to receive a bonus of up to fifty percent (50%) of his base salary, one-half of which will be based on the accomplishment of specific plan performance objectives and one-half of which will be based on subjective factors determined by the Company’s board of directors.

In addition, the Agreement confirms that Mr. O’Callahan is entitled to receive options (the “Options”) for an aggregate of up to 500,000 shares of the Company’s common stock, which Options were granted to Mr. O’Callahan on August 5, 2006. Under the terms of the Options, Mr. O’Callahan will be granted options to purchase 100,000 shares of the Company’s common stock on each of August 4, September 5, October 5, November 6 and December 6, 2006. As of October 31, 2006, Mr. O’Callahan had been granted options to purchase an aggregate of 300,000 shares. The exercise price for each Option will be the closing price of the Company’s common stock on the date of grant, as reported by the OTC Bulletin Board. The Options shall vest as follows: 1/6 of the Options (83,333 shares) shall vest on December 30, 2006, and 1/12 of the Options (41,666 shares) shall vest in quarterly intervals thereafter over three years concluding on June 30, 2009.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.10	Executive Employment Agreement - O’Callahan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC.:
(Registrant)

Date: November 7, 2006	By:	/s/ FRED ANGELOPOULOS
FRED ANGELOPOULOS Chief Executive Officer

EXHIBIT INDEX

EXHIBITS

Exhibit No.	Description of Exhibit
10.10	Executive Employment Agreement - O’Callahan